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                                                                   Exhibit 10.39

                               September 26, 2001


Sabino Rodriguez, III, Esq.
Day, Berry & Howard, LLP
CityPlace I
Hartford, Connecticut 06103-3499

                  Re:  Richard J. Quagliaroli Severance Agreement

Dear Mr. Rodriguez:

                  This is to confirm the terms of the Severance Agreement reached between The MIIX Group, Inc. and its subsidiaries ("MIIX") and Richard
J. Quagliaroli ("Quagliaroli") (collectively, the "parties"), as follows:

                  1. The parties mutually agree to the termination of Quagliaroli's employment by MIIX as Chief Executive Officer and President effective September 21, 2001 (the "termination date"). Quagliaroli hereby resigns from all positions with MIIX as of the termination date. MIIX will pay Quagliaroli base pay through the termination date.

                  2. MIIX will pay to Quagliaroli the sum of $425,000, less applicable withholding, as severance compensation by wire transfer to Day, Berry & Howard, LLP no later than 12:00 noon on September 28, 2001. If the wire is not initiated and a federal confirmation number issued by the indicated time, the amounts due will accrue interest at the maximum per diem rate permitted by law and MIIX will reimburse Quagliaroli for the costs of collection and attorneys fees with respect thereto.

                  3. MIIX will pay to Quagliaroli the sum of $101,300 to purchase the 10,000 shares of restricted MIIX stock he currently holds by wire transfer to Day, Berry &


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Sabino Rodriguez, Esq.
November 9, 2001
Page 2


Howard, LLP no later than 12:00 noon on September 28, 2001. Quagliaroli shall hold no ownership interest in such stock after payment. If the wire is not initiated and a federal confirmation number issued by the indicated time, the amounts due will accrue interest at the maximum per diem rate permitted by law and MIIX will reimburse Quagliaroli for the costs of collection and attorneys fees with respect thereto.

                  4. The Stock Purchase and Loan Agreement between MIIX and Quagliaroli shall be deemed canceled in exchange for the return of the purchased stock. Quagliaroli shall have no ownership interest in the purchased stock and shall have no indebtedness to MIIX under the Stock Purchase and Loan Agreement.

                  5. MIIX shall assume responsibility for and hold Quagliaroli harmless from any payments due under the Residential Lease for 69 Woodmont Drive, Lawrenceville, New Jersey 08648 and the related insurance. MIIX will reimburse Quagliaroli for funds previously advanced by him for security deposit and rent under the lease and the cost of a washer/dryer purchased by him. Quagliaroli will vacate the premises no later than October 31, 2001, after which MIIX shall have sole use and occupancy of the premises. MIIX will reimburse Quagliaroli for the costs of collection and attorneys fees with respect thereto in respect of any amounts expended by Quagliaroli in defense of any action related to such lease and shall reimburse Quagliaroli for amounts advanced in respect thereof by him with interest at the maximum rate permitted by law. MIIX will pay Quagliaroli's reasonable expenses of relocation back to Connecticut. The costs of relocation are anticipated to be around $3,000 and the cost of the washer/dryer around $1,000. If Quagliaroli provides MIIX with the amounts due to him under this paragraph 5 by noon on Thursday, September 27th, the amounts will be included with the wire transfers specified above.

                  6. Quagliaroli will be permitted a one-time prearranged and escorted access to his office at MIIX before or after business hours in order to delete personal e-mail from the office computer and for final review for his personal property in the office.

                  7. The parties agree to the issuance of the Press Release attached hereto. The parties mutually agree not to disparage or criticize each other in any way to any third party.

                  8. Quagliaroli waives all rights, stock option rights, payments or benefits due or claimed to be due to him from MIIX under any agreement with MIIX or otherwise.


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Sabino Rodriguez, Esq.
November 9, 2001
Page 3


                  9. MIIX will defend, indemnify and hold harmless Quagliaroli for any action brought against him as a result of his employment by MIIX, including any action by any current or former employee of MIIX. MIIX will continue to maintain its directors and officers insurance policy providing coverage to Quagliaroli for acts occurring during the period of his employment with MIIX.

                  10. Except for those obligations expressly set forth in this letter agreement, MIIX and Quagliaroli mutually release and discharge each other from any and all claims, duties or obligations between them, whether arising under any agreement between them or otherwise.

                  I am authorized to execute this letter agreement on behalf of MIIX and my signature to this letter shall be deemed binding on it. Please have Mr. Quagliaroli sign this letter indicating his agreement and acceptance of the terms set forth by telecopier and mail the original to me.

                                        Very truly yours,


                                        DAVID J. D'ALOIA

DJD/pk

cc: MIIX Group Executive Committee

AGREED AND ACCEPTED:


_______________________________
RICHARD J. QUAGLIAROLI